COLONY CAPITAL ANNOUNCES
FIRST QUARTER 2016 FINANCIAL RESULTS

Los Angeles, CA, May 9, 2016 - Colony Capital, Inc. (NYSE: CLNY) and subsidiaries (collectively, the “Company”) today announced financial results for the first quarter ended March 31, 2016 and declared a dividend of $0.40 per share of Class A and Class B common stock for the second quarter of 2016.
First Quarter 2016 Highlights

•	Core funds from operations (“Core FFO”) of $56.0 million, or $0.41 per basic share; Funds from operations (“FFO”) of $36.7 million, or $0.27 per basic share.

•	Declared and paid a first quarter dividend of $0.40 per share of Class A and Class B common stock.

•
The Company and funds managed by the Company invested and agreed to invest approximately $193 million across the U.S. and Europe through real estate equity investments, originations and loan acquisitions. The Company invested and agreed to invest $93 million and funds managed by the Company invested and agreed to invest $100 million.

•
Colony American Homes (“CAH”) and Starwood Waypoint Residential Trust (“SWAY”) completed their merger, forming Colony Starwood Homes (NYSE: SFR) with more than 30,000 homes and total asset value of approximately $7.7 billion. As a result of the merger, the Company received approximately 15.1 million shares, which represents a 14.0% ownership of SFR. The merger transaction excluded CAH’s Colony American Finance (“CAF”) business unit.

•
The Company amended and restated its revolving credit facility to increase commitments from $800 million to $850 million, decrease the interest rate from LIBOR plus 2.75% to LIBOR plus 2.25% and extend initial maturity to March 2020 with two six-month extension options exercisable at the Company’s election.

•	The Company formed a new real estate securities investment vehicle with total third party callable capital commitments of approximately $110 million.

•
Subsequent to quarter end, the Company and funds managed by the Company invested and agreed to invest approximately $83 million across the U.S. and Europe through a real estate equity investment and a loan acquisition. The Company invested and agreed to invest $37 million and funds managed by the Company invested and agreed to invest $46 million.

First Quarter 2016 Financial Results
For the first quarter of 2016, the Company reported total income of $203.2 million and net income attributable to common stockholders of $18.1 million, or $0.16 per basic share. Core FFO was $56.0 million, or $0.41 per basic share, and FFO was $36.7 million, or $0.27 per basic share. For more information and a reconciliation of net income attributable to common stockholders to FFO and Core FFO, please refer to the descriptions and tables at the end of this press release.

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
(In thousands, except per share data)	Amount	Per Basic Share or Unit	Amount	Per Basic Share or Unit
Core FFO attributable to common interests in Operating Company*	$55,951	$0.41	$53,561	$0.49
FFO attributable to common interests in Operating Company	36,729	0.27	29,663	0.27
Net income attributable to common interests in Operating Company	21,556	0.16	3,557	0.03
Net income attributable to common stockholders	18,135	0.16	3,557	0.03
__________

*	Operating Company represents Colony Capital Operating Company, LLC, the Company’s operating partnership, through which all Company's assets are held and all operations are conducted

“First quarter results reflect ongoing improvement in the same store performance of our real estate equity operating platforms, namely Colony Light Industrial and Colony Starwood Homes,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “It does not yet incorporate any of the more meaningful net anticipated portfolio gains activity nor investment management benefits from new fund capital formation that we expect to have in place by year-end in order to meet our financial targets. Simultaneously, our real estate strategies developed over the last several years for both third-party investors and our balance sheet continue to fit well into the very fragile global macro environment. These strategies target “equity” returns for “debt-like” risk expressed through our global opportunistic credit and property sale-leaseback portfolios, as well as equity investment in those U.S. real estate sectors where the supply/demand fundamentals are the most compelling, including residential rentals and industrial.”
First Quarter 2016 Operating Results and Investment Activity by Segment
The Company holds investment interests in five reportable segments: Colony Light Industrial Platform (“CLIP”), Single Family Residential Rentals, Other Real Estate Equity, Real Estate Debt and Investment Management.

Equity: Colony Light Industrial Platform
The Company’s investment in CLIP represents a 62% interest in a portfolio of light industrial properties and 100% interest in the related operating platform. CLIP primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting superior risk-adjusted returns. Light industrial properties are typically defined as buildings of less than 250,000 square feet and an office buildout of less than 20%.

As of March 31, 2016, CLIP’s portfolio consisted of 325 primarily light industrial buildings totaling 34.8 million square feet across 16 major U.S. markets and was 94% leased. During the first quarter, CLIP’s same store portfolio of 289 buildings produced robust revenue growth of 6.8% and net operating income growth of 12.6% over the same period last year and achieved a net operating income margin of 67.6%.

During the first quarter, CLIP acquired two light industrial buildings totaling approximately 200,000 square feet for $18 million and disposed of two non-core buildings totaling approximately 166,000 square feet for $8.1 million. As of March 31, 2016, the Company’s share of total assets and equity in this segment were $1.2 billion and $468 million, respectively. This segment’s Core FFO for the quarter was $13.8 million.

Subsequent to the end of the quarter, CLIP acquired four light industrial buildings totaling approximately 669,000 square feet for $56 million. CLIP currently has $163 million of uncalled capital commitments of which $61 million is from third-parties and the balance is from the Company. CLIP also has $60 million undrawn on its acquisition credit facility.

Equity: Single-Family Residential Rentals
On January 5, 2016, CAH and SWAY completed their merger, forming Colony Starwood Homes, with total asset value of approximately $7.7 billion. In connection with the merger, the Company received 15.1 million shares of SFR, which represent a 14.0% ownership of SFR. SFR has completed its merger integration and has achieved 85% of the estimated $50 million in annualized run-rate synergies. The merger transaction excluded CAF.

As of March 31, 2016, SFR owned and managed more than 30,000 homes with overall portfolio occupancy of 95%. During the first quarter, SFR’s same store portfolio of over 22,000 homes produced robust revenue growth of 6.1% and net operating income growth of 9.9% over the same period last year and achieved a core net operating income margin of 65.1%. SFR’s same store portfolio is defined as homes stabilized longer than 90 days prior to the beginning of the earliest period presented under the comparison, excluding homes subsequently sold. For the first quarter of 2016, SFR reported Core FFO of $43.3 million, or $0.40 per SFR share. SFR’s Core FFO excludes any gains or losses from property sales and the results associated with its non-performing loan business, which SFR intends to exit by end of year or sooner. Based on first quarter results, SFR has reaffirmed its full year 2016 Core FFO guidance of $1.55 to $1.65 per share.

SFR’s board declared a dividend for the second quarter of 2016 of $0.22 per share, which represents an annualized dividend yield of 3.4% on the Company’s cost basis. During the first quarter, SFR repurchased 2.0 million shares, resulting in the Company holding a 14.0% interest in SFR as of March 31, 2016 with a carrying value of $331 million, which does not include the Company’s $57 million share of CAF’s book value. This segment’s Core FFO for the quarter, which includes CAF, was $6.1 million.

Equity: Other Real Estate Equity Investments
The Company’s investment in other real estate equity includes triple net lease investments, real estate acquired in settlement of loans, common equity in real estate or related companies, and certain preferred equity investments with profit participation meeting certain risk and return profiles. Since the completion of the combination transaction with Colony Capital, LLC in April 2015, most of the investment activity in this segment is focused on buying assets that will be allocated to various Company-sponsored funds and vehicles.

As of March 31, 2016, approximately 50% of the net book value in this segment was composed of opportunistic real estate investments generally made through joint ventures with funds managed by the Company. Approximately 40% of the net book value in the segment was composed of triple net lease investments located primarily in Europe with a weighted average remaining lease term in excess of 14 years. The balance represents our $50 million investment in Albertsons/Safeway.

During the first quarter, the Company and funds managed by the Company invested and agreed to invest $147 million, including $91 million in a portfolio of 23 industrial properties in Spain. As of March 31, 2016, the Company’s share of total assets and equity in this segment were $1.3 billion and $577 million, respectively. This segment’s Core FFO for the quarter was $20.2 million.

Real Estate Debt
The Company’s investment in real estate debt includes originations and acquisitions of senior loans and subordinated debt including preferred equity meeting certain risk and fixed return parameters. Since the completion of the combination transaction with Colony Capital, LLC in April 2015, most of the investment activity in this segment is focused on debt investments that will be allocated to various Company-sponsored funds and vehicles.

As of March 31, 2016, approximately 75% of the net book value in this segment was composed of originated loans and approximately 25% was composed of acquired loans. The Company’s share of originated loans totaled $1.5 billion with a weighted average coupon of 8.1% and first quarter annualized Core FFO yield on average net book value was 11%. Originated loans carried a weighted average first dollar loan-to-value of 36% and last dollar loan-to-value of 74% accounting for any senior debt or investment-level financing. The Company’s share of acquired loans totaled $423 million and first quarter annualized Core FFO yield on average net book value was 9% excluding loan loss provisions.

During the first quarter, the Company invested $29 million in a first mortgage loan origination and, on behalf of the Company and funds managed by the Company, sold a $75 million A-note related to a first mortgage loan acquired at a discount to par in the fourth quarter of 2015. As of March 31, 2016, the Company’s share of total assets and equity in this segment were $3.2 billion and $2.0 billion, respectively. This segment’s Core FFO for the quarter was $48.6 million.

Real Estate Investment Management
The Company’s real estate investment management segment includes the business and operations of managing Company-sponsored funds and other investment vehicles for third-party investors. During the first quarter, the Company invested $100 million on behalf of funds managed by the Company. As of March 31, 2016, the Company had $18.2 billion of AUM and $7.9 billion of FEEUM compared to $18.8 billion of AUM and $9.3 billion of FEEUM as of December 31, 2015. AUM declined primarily from the sale of a non-fee bearing private equity investment and FEEUM decreased primarily as a result of reductions relating to two 2006 vintage funds. As of March 31, 2016, the Company’s share of total assets and equity in this segment was $791 million and $740 million, respectively. This segment’s Core FFO for the quarter was $8.9 million.

In March 2016, the Company formed a real estate securities investment vehicle with total callable capital commitments of approximately $115 million. The Company’s commitment of $5 million represents an approximate 4.4% interest, with third-party partners holding the balance. The new vehicle targets for investment purposes the common stock and preferred stock of publicly traded U.S. real estate investment trusts, including securities of the Company.

Credit Facility
On March 31, 2016, the Company entered into an amended and restated revolving credit facility, which increased aggregate commitments from $800 million to $850 million, which is fully available to the Company based on current borrowing base availability. The restated terms include improvements including, among other things, lower interest rate of LIBOR plus 2.25% compared to LIBOR plus 2.75%, lower unused commitment fees, increased accordion allowing for a maximum commitment balance of $1.275 billion, increased borrowing base availability and longer term with an initial term of four years with two six-month extension options exercisable at the Company’s election.

Common and Preferred Stock Dividends
On May 5, 2016, the Company’s Board of Directors declared (i) a dividend of $0.40 per share of Class A and Class B common stock for the second quarter of 2016, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2016, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending July 15, 2016, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016. All dividends will be paid on July 15, 2016 to respective stockholders of record on June 30, 2016.

On February 25, 2016, the Company’s Board of Directors declared (i) a dividend of $0.40 per share of Class A and Class B common stock for the first quarter of 2016, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016, (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016, and (iv) a cash dividend of $0.4453 per share on the Company’s 7.125% Series C Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2016. All dividends were paid on April 15, 2016 to respective stockholders of record on March 31, 2016.

Common Shares and Operating Company Units
As of May 6, 2016, Colony Capital, Inc. had approximately 113.7 million Class A and B common shares outstanding and the Company’s operating partnership had approximately 134.7 million operating company units (“OP Units”) outstanding.

Non-GAAP Financial Measures
The Company presents non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found at the end of this press release.

Conference Call
Colony Capital, Inc. will conduct a conference call to discuss the results on Monday, May 9, 2016, at 8:00 a.m. PT / 11:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13633347. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning May 9, 2016 at 11:00 a.m. PT / 2:00 p.m. ET, through May 16, 2016, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13633347. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyinc.com. A webcast of the call will be available for 90 days on the Company’s website.

About Colony Capital, Inc.
Colony Capital, Inc. (formerly, Colony Financial, Inc.), a New York Stock Exchange publicly traded company (NYSE: CLNY), is a leading global real estate and investment management firm headquartered in Los Angeles, California with more than 300 employees across 14 offices in 10 countries. Through our global investment management business, which has operated under the Colony Capital brand for more than 25 years, we have sponsored $24 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $60 billion of total capital. We manage capital on behalf of both Company shareholders and limited partners in private investment funds under our management where the Company may earn management fees and carried interests. Our investment portfolio is primarily composed of: (i) real estate equity; (ii) real estate debt; and (iii) investment management of Company-sponsored private equity funds and vehicles. The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.colonyinc.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on February 29, 2016, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 29, 2016 and other risks described in documents subsequently filed by the Company from time to time in the future with the SEC.

Investor Contact:

Colony Capital, Inc.
Darren Tangen
Executive Director and Chief Financial Officer
310-552-7230
or
Addo Communications, Inc.
Lasse Glassen, 310-829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash	$171,300	$185,854
Loans receivable, net
Held for investment	4,067,544	4,048,477
Held for sale	—	75,002
Real estate assets, net
Held for investment	3,256,474	3,132,218
Held for sale	153,416	297,887
Investments in unconsolidated joint ventures	914,715	924,465
Goodwill	680,127	678,267
Deferred leasing costs and intangible assets, net	328,120	325,513
Due from affiliates	7,020	11,713
Other assets	350,440	359,914
Total assets	$9,929,156	$10,039,310
LIABILITIES AND EQUITY
Liabilities:
Accrued and other liabilities	$316,288	$325,589
Due to affiliates—contingent consideration	43,211	52,990
Due to affiliates—other	2,979	—
Dividends and distributions payable	66,037	65,688
Debt, net	3,595,723	3,587,724
Convertible senior notes, net	591,508	591,079
Total liabilities	4,615,746	4,623,070
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock	250	250
Common stock	1,131	1,123
Additional paid-in capital	2,998,378	2,995,243
Distributions in excess of earnings	(158,387)	(131,278)
Accumulated other comprehensive loss	(16,579)	(18,422)
Total stockholders’ equity	2,824,793	2,846,916
Noncontrolling interests in investment entities	2,065,728	2,138,925
Noncontrolling interests in Operating Company	422,889	430,399
Total equity	5,313,410	5,416,240
Total liabilities and equity	$9,929,156	$10,039,310

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Income
Interest income	$89,361	$46,137
Property operating income	91,617	43,793
Equity in income of unconsolidated joint ventures	2,429	26,349
Fee income	16,609	—
Other income	3,202	333
Total income	203,218	116,612
Expenses
Management fees	—	14,961
Investment and servicing expenses	6,931	2,253
Transaction costs	4,490	14,190
Interest expense	41,871	26,593
Property operating expenses	30,786	14,011
Depreciation and amortization	46,142	22,308
Provision for loan losses	4,630	364
Impairment loss	2,079	450
Compensation expense	26,867	615
Administrative expenses	12,771	4,166
Total expenses	176,567	99,911
Gain on sale of real estate assets, net	51,119	—
Other gain (loss), net	14,045	164
Income before income taxes	91,815	16,865
Income tax expense	(784)	(650)
Net income	91,031	16,215
Net income attributable to noncontrolling interests:
Investment entities	57,595	5,686
Operating Company	3,421	—
Net income attributable to Colony Capital, Inc.	30,015	10,529
Preferred dividends	11,880	6,972
Net income attributable to common stockholders	$18,135	$3,557
Net income per common share:
Basic	$0.16	$0.03
Diluted	$0.16	$0.03
Weighted average number of common shares outstanding:
Basic	111,660	109,415
Diluted	111,660	109,415
Dividends declared per common share	$0.40	$0.37

COLONY CAPITAL, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
We calculate funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.
We compute core funds from operations ("Core FFO") by adjusting FFO for the following items, including our share of these items recognized by our unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) stock compensation expense; (iii) effects of straight-line rent revenue and straight-line rent expense on ground leases; (iv) amortization of acquired above- and below-market lease values; (v) amortization of deferred financing costs and debt premiums and discounts; (vi) unrealized fair value gains or losses on derivative instruments and on foreign currency remeasurements; (vii) acquisition-related expenses, merger and integration costs; (viii) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (ix) deferred tax benefit related to amortization and impairment of investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities, net of deferred tax liability, and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; and (xii) change in fair value of contingent consideration. Also, beginning with the first quarter of 2016, our share of Core FFO from our interest in SFR will represent our percentage interest multiplied by SFR's reported Core FFO, which may differ from our calculation of Core FFO. Refer to SFR's filings for its definition and calculation of Core FFO.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. Our calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

Funds from Operations and Core Funds from Operations

	Three Months Ended March 31,
(In thousands, except per share data)	2016	2015
Net income attributable to common stockholders	$18,135	$3,557
Adjustments for FFO attributable to common interests in Operating Company:
Net income attributable to noncontrolling common interests in Operating Company	3,421	—
Real estate depreciation and amortization	48,411	32,145
Impairment of real estate	1,753	1,544
Gain on sales of real estate	(51,265)	(179)
Less: Adjustments attributable to noncontrolling interests in investment entities	16,274	(7,404)
FFO attributable to common interests in Operating Company and common stockholders	$36,729	$29,663
Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gain on sales of real estate, net of depreciation, amortization and impairment previously adjusted for FFO	47,734	—
Noncash equity compensation expense	3,473	5,986
Straight-line rent revenue	(3,694)	(3,474)
Gain on change in fair value of contingent consideration	(9,779)	—
Amortization of acquired above- and below-market lease intangibles, net	632	565
Amortization of deferred financing costs and debt premiums and discounts	7,533	5,889
Unrealized (gain) loss on derivatives	(3,318)	565
Acquisition-related expenses, merger and integration costs	7,617	14,276
Amortization and impairment of investment management intangibles	4,065	—
Deferred tax benefit effect on amortization of investment management intangibles	(1,633)	—
Non-real estate depreciation and amortization	1,112	—
Amortization of loss on remeasurement of consolidated investment entities, net	7,649	—
Net loss on SFR's non-performing loans business (1)	1,458	—
Less: Adjustments attributable to noncontrolling interests in investment entities	(43,627)	91
Core FFO attributable to common interests in Operating Company and common stockholders	$55,951	$53,561

FFO per common share / common OP Unit (2)	$0.27	$0.27
FFO per common share / common OP Unit—Diluted (2)(3)	$0.27	$0.27
Core FFO per common share / common OP Unit (2)	$0.41	$0.49
Core FFO per common share / common OP Unit—Diluted (2)(3)	$0.39	$0.45
Weighted average number of common Units outstanding used for FFO and Core FFO per common share and OP Unit (2)	134,833	109,415
Weighted average number of common Units outstanding used for FFO per common share and OP Unit—Diluted (2)(3)	151,219	125,633
Weighted average number of common Units outstanding used for Core FFO per common share and OP Unit—Diluted (2)(3)	159,782	134,522
__________

(1)	Represents OP's share of SFR's net loss on its legacy SWAY non-performing loans business. Adjustment is consistent with SFR's presentation of Core FFO.

(2)	Calculated based on weighted average shares outstanding including participating securities (nonvested shares) and assuming the exchange of all common OP units outstanding for common shares.

(3)
For the three months ended March 31, 2016, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $4.2 million and $6.8 million of interest expense, respectively, associated with convertible senior notes and 16,385,400 and 24,949,000 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes.

For the three months ended March 31, 2015, included in the calculation of diluted FFO and Core FFO per share is the effect of adding back $4.2 million and $7.0 million of interest expense, respectively, associated with convertible senior notes and 16,218,400 and 25,107,600 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes.
The effect of the assumed conversion and repayment for the stated periods was antidilutive to net income per common share but dilutive to FFO and/or Core FFO per common share.

COLONY CAPITAL, INC.
DEFINITIONS
(Unaudited)

Fee-Earning Equity Under Management (“FEEUM”) refers to the equity for which the Company provides investment management services and from which it derives management fees and/or performance allocations. FEEUM is presented as of March 31, 2016, and includes $0.9 billion of uncalled limited partner capital commitments which will not bear fees until such capital is called at the Company’s discretion. Additionally, $0.3 billion pertains to FEEUM of our equity-method investment in a German-based asset management platform. The Company's calculations of FEEUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

Assets Under Management (“AUM”) refers to the assets for which the Company provides investment management services and includes assets for which it may or may not charge management fees and/or performance allocations. AUM is presented as of March 31, 2016 and equals the sum of: a) the gross fair value of investments held directly by the Company or managed by the Company on behalf of its private funds, co-investments, or other investment vehicles; b) leverage, inclusive of debt held by investments and deferred purchases prices; c) uncalled limited partner capital commitments which the Company is entitled to call from investors during the given commitment period at its discretion pursuant to the terms of their respective funds; and d) with respect to majority-owned and substantially controlled investments the Company consolidates gross assets attributable to third-party investors. The Company's calculations of AUM may differ from the calculations of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.